Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of General Finance Corporation of our report dated September 16, 2013 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of General Finance Corporation for the year ended June 30, 2013.

/s/ Crowe Horwath LLP

Sherman Oaks, California

June 10, 2014